FORM 4

[  ] Check box if no                       ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16. Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0287
     continue. See Instruction 1(b)         Expires:          December 31, 2001
                                            Estimated average burden
                                            hours per response .............0.5
                                           ------------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*

      LeShufy,                         J.                             R.
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     (Last)                          (First)                     (Middle)

                      InKine Pharmaceutical Company, Inc.
                1787 Sentry Parkway West, Building 18, Suite 440
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                                    (Street)

      Blue Bell,                      PA                          19422
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     (City)                         (State)                       (Zip)


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 2. Issuer Name and Ticker or Trading Symbol

                   InKine Pharmaceutical Company, Inc. (INKP)
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 3. IRS or Social Security Number
    of Reporting Person (Voluntary)
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
           12/2000                     |
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 6. Relationship of Reporting Person to Issuer (Check all applicable)

          _X_   Director                    ___  10% Owner

          ___   Officer                     ___  Other (specify below)
                 (give title below)


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 7. Individual or Joint/Group Reporting (Check applicable line)

     X  Form Filed by One Reporting Person
    ---
        Form Filed by More than One Reporting Person
    ---

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TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
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
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1. Title of Security              |  2. Transaction Date      | 3. Transaction Code     | 4. Securities Acquired (A) or Disposed
   (Instr. 3)                     |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 and 5)
                                  |                           |                         |
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                                  |                           |                         |      Amount    |   (A) or|     Price
                                  |                           |                         |                |   (D)   |
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Common Stock                      |         12/1/00           |            S            |      1,000     |    D    |     $7.47
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Common Stock                      |         12/1/00           |            S            |      1,000     |    D    |     $7.53
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Common Stock                      |         12/6/00           |            S            |      1,000     |    D    |     $7.47
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Common Stock                      |         12/7/00           |            S            |      1,000     |    D    |     $7.66
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Common Stock                      |         12/8/00           |            S            |      1,000     |    D    |     $7.72
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Common Stock                      |         12/8/00           |            S            |      1,000     |    D    |     $8.34
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Common Stock                      |         12/9/00           |            S            |      1,000     |    D    |     $7.47
===================================================================================================================================

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1. Title of Security              | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                     |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                  |    End of Month           |    Indirect (I)         |
                                  |    (Instr. 3 and 4)       |    (Instr. 4)           |
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 Common Stock                     |                           |           D             |
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 Common Stock                     |                           |           D             |
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 Common Stock                     |                           |           D             |
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 Common Stock                     |                           |           D             |
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 Common Stock                     |                           |           D             |
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 Common Stock                     |                           |           D             |
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 Common Stock                     |        5,500              |           D             |
===================================================================================================================================

*If the form is filed by more than one reporting person, see
 Instruction 4(b)(v).
                                                                       (over)
                                                              SEC 2270 (7/96)

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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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
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1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of (D)
                                 |                           |                         |                |    (Instr. 3, 4 and 5)
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                                 |                           |                         |                |     (A)     |    (D)
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
===================================================================================================================================

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1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 and 4)       |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
===================================================================================================================================

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1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     In-direct (I) (Instr. 4)         |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
===================================================================================================================================

Explanation of Responses:




** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

      /s/  Robert F. Apple                                 February 9, 2001
------------------------------------                       -------------------
  **Signature of Reporting Person                                  Date
    Robert F. Apple
    as attorney-in-fact for
    J. R. LeShufy

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                                                        Page 2
                                                                SEC 2270 (7-96)